Exhibit 10.116

CONSULTING AGREEMENT

THIS Agreement ("Agreement"), effective as of April 24,  2009 is entered into by and between Ore Pharmaceuticals, Inc. (“Ore”), with a place of business at 610 Professional Drive, Suite 101,, Gaithersburg, Maryland  20879, and Michael Brennan, whose address is at 9601 Beman Woods Way Potomac, MD  20854 ("Consultant").

In consideration of the representations and agreements contained herein, Consultant and Ore agree as follows:

1.
Purpose:    Ore is in the business of pharmaceutical product development and financing (the “Business”) and Consultant has special expertise in that field.  Ore wishes to obtain advisory services from Consultant and Consultant is willing to provide services to Ore.  The purpose of this Agreement is to establish the terms upon which such services will be provided.

2.	Services.

a.
Subject to the terms and conditions of this Agreement, Ore hereby appoints Consultant as a consultant and Consultant hereby accepts such appointment.  Consultant agrees that, during the term of this Agreement and any subsequent extension thereto, he will provide his services as requested by Ore’s Chief Executive Officer (“CEO”) or any other executive at Ore designated by the CEO.

b.	As requested with respect to the Business, Consultant will,

i.	Evaluate product development strategies;
ii.	Recommend product development strategies;
iii.	Critique proposed product development initiatives;
iv.	Refer Ore to potential new business opportunities appropriate to the Business;
v.	Advise on scientific data interpretation and presentation;
vi.	Otherwise advise Ore with respect to the Business; and
vii.	Provide such other services as may be mutually agreed by the parties

c.
The services may be provided by meetings or by telephone, e-mail or other written communication. If requested, Consultant will meet or communicate with Ore representatives at times and places to be mutually agreed.

d.
Consultant shall provide services to Ore based on the proprietary and/or confidential information provided by Ore and/or developed by Consultant in the course of providing services hereunder and shall devote such time as reasonably necessary to provide the requested services.  Subject to the provisions of Section 10, Consultant agrees to perform the services in a timely and professional manner consistent with industry standards.

3.	Compensation.

a.	In consideration for the services during the term of this Agreement and while this Agreement is in force, Consultant shall receive:

i.	a retainer at a rate of $30,000 per year payable in arrears in quarterly installments, and
ii.	payment for specific services at a rate of one thousand dollars ($1000.00) per day.

Consultant shall submit an invoice for his services to Ore on a monthly basis within thirty days after the end of each month in which services are provided hereunder, showing by date the days worked, the services provided and the Ore executive with or for whom the work was performed.  Ore shall pay Consultant for his services within thirty (30) days of receiving each invoice.  Consultant will obtain CEO’s prior written approval if the hourly rate compensation for services provided in any calendar month are expected to exceed $4,000.00, before providing services that exceed such limit.

b.
The Board of Directors has agreed that, at such time as the shareholders of Ore have approved the adoption by the Company of an equity plan allowing for the issuance of options to consultants of the Company, the Company will grant to Consultant pursuant to the terms of such plan and on the date of the meeting at which such shareholder approval occurs, an option to purchase 40,000 shares of Common Stock of Ore, with an exercise price equal to the fair market value of the Ore Common Stock on the date of the grant, exercisable in full on the first anniversary of the date of grant and exercisable for 90 days from the date of the termination of this Consulting Agreement..

c.
Consultant will also be reimbursed for all reasonable and necessary out-of-pocket expenses (including travel, lodging, and the like), which are incurred at the request of and approved in writing in  advance by Ore,  provided any travel expenses comply with Ore’s travel policy, a copy of which is available upon request.

4.
Confidentiality.   In view of Ore's proprietary rights and interests concerning its Business, Consultant agrees that during the term of this Agreement and any subsequent extension(s) thereto and for a period of five (5) years thereafter, Consultant agrees to keep strictly confidential and not use for his own benefit or for the benefit of any third party any information which he may acquire relating to Ore’s business, whether such information is disclosed or made known by Ore to Consultant or is generated by Consultant in the course of performing the services hereunder.   By way of illustration and not limitation, such shall include all information, communicated by any means, relating to the business of Ore that is not available to the general public, including its technical and business information, assets, inventions, know-how, research programs, biological materials, processes, drug compound hypotheses, designs, trade secrets, contracts, improvements, discoveries, databases, software programs, development tools, budgets and unpublished financial information, licenses, and other data, both technical and non-technical, prospects, protocols, and other information associated with this Agreement.

Consultant shall not disclose such information to any third party or use such information for any purpose, except as provided herein, without the prior written approval of Ore.  Consultant shall have no obligation with respect to any portion of such information which:

a.	is or later becomes generally available to the public by use publication or the like, through no fault of Consultant;
b.	is obtained from a third party who had the legal right to disclose the same to Consultant and who is not under an obligation of confidentiality to Ore; or
c.
Consultant already possesses, as evidenced by written records, predating receipt thereof from Ore provided that this exception shall not apply to any information received or developed by Consultant during his prior employment by Ore or as a Director of ore to the extent that such information subsequently became the property of Ore and was confidential at the time it became the property of Ore.

Specific information disclosed to Consultant by Ore shall not be deemed to be available to the public or in prior possession of Consultant merely because such specific information is embraced by more general information available to the public or in prior possession of Consultant.

Consultant also acknowledges that the confidential information to which he may have access as a result of the relationship with Ore described herein may constitute material non-public information and that he may not trade in the securities of Ore or assist others to do so on the basis of such material non-public information and that he may not disclose such information to third parties who might trade on such information.

5.
New Developments.   Consultant agrees that any information, including but not limited to discoveries, inventions, innovations, suggestions, know-how, ideas and reports made by Consultant which either results from information disclosed by Ore, or is developed as a result of Consultant's services under this Agreement (“New Developments”), shall become the sole property of Ore without further compensation to Consultant and shall be promptly disclosed to Ore.  Consultant will treat such new developments as information which is subject to the confidentiality provisions of Paragraph 3 herein.  Ore shall own all right, title and interest in and to all New Developments under this Agreement.

6.
Patent Rights and Licenses.   If patentable subject matter results from services provided hereunder, Consultant shall assist Ore in the preparation and prosecution of appropriate patent applications and shall without further compensation execute appropriate documents acknowledging the assignment of his rights in such subject matter and applications to Ore.   All expenses incidental to the filing and prosecution of any such patent applications shall be borne by Ore.  The disclosure of proprietary information by Ore to Consultant shall not result in any obligation to grant Consultant any rights in and to said proprietary subject matter.

7.	Third-Party Confidential Information. Consultant agrees that during the term of this Agreement, he will not disclose to Ore any information that is confidential or proprietary to any third party.

8.
Non-Compete/Non-Solicitation.   While this Agreement is in effect and for one year after this Agreement ends, Consultant agrees that he will not assist third parties to develop, market or sell products which would compete in the marketplace with Ore’s products of which Consultant is made aware in the course of his consulting.  Consultant further agrees that, during the term of this Agreement and for one (1) year after the date of termination of the Agreement regardless of the reason for termination, Consultant will not induce or solicit any employee of Ore to leave the employ of Ore or assist any third party to do so.

9.
Term and Termination.   This Agreement shall be effective for a twelve-month period beginning as of the date hereof , and may be extended in writing by mutual consent of the parties.  However, either party may terminate this Agreement at any time upon sixty (60) days' prior written notice, but in no event may this agreement be terminated prior to the date that is one year from the date of this Agreement .  Any rights or obligations set forth herein which are accrued prior to the termination of this Agreement as well as any sections intended by their nature to survive, including but not limited to Sections 4, 5, 6 and 8, shall survive termination or expiration of this Agreement.   Upon termination or expiration of this Agreement, Consultant shall promptly return to Ore all Ore documentation, property, data and related information, along with any copies thereof.

10.
Other Employment.         Consultant is a Managing Director with Pearl Street Venture Funds (“Pearl Street”), and has and will continue to have substantial duties to Pearl Street (including its portfolio companies).  Consultant confirms that he has determined that Pearl Street will not object to the services to be provided hereunder.

11.	Miscellaneous:

a.
Independent Contractor.   For the purposes of this Agreement, Consultant shall be an independent contractor without the authority to bind or act as agent for Ore or its employees for any purpose.  All taxes and social security payments due with respect to any compensation paid pursuant to this Agreement shall be the sole responsibility of Consultant.

b.
Assignment.   This Agreement is a contract for personal services by Consultant in recognition of his special expertise and experience; the performance of such personal services may not be assigned or delegated.

c.
Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland.  Consultant hereby expressly consents to the personal jurisdiction of the state and federal courts located in Maryland for any lawsuit filed there against him/her by Ore arising from or relating to this Agreement

d.
Warranties.   The parties warrant and represent that they have the right to enter into this Agreement.   Consultant further warrants and represents that the terms of this Agreement are not inconsistent with other contractual obligations, express or implied, which he may have.

e.	Amendments. No modification to this Agreement shall be effective unless made in writing and duly executed by or on behalf of each party.

f.
Entire Agreement.   This Agreement constitutes the entire agreement between the parties with respect to the services to be provided by Consultant hereunder superseding all prior agreements and understandings between the parties (whether written or oral) relating to said subject matter. However, this Agreement does not modify, waive or alter any of the obligations of the parties under prior agreements relating to the previous employment of Consultant by Ore.

g.
Counterparts.   This Agreement may be executed in two or more counterparts, including by facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

Ore Pharmaceuticals Inc.		Michael J. Brennan
By:	/s/ Mark J. Gabrielson	/s/ Michael J. Brennan
Mark J. Gabrielson, President

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